ARTICLES OF MERGER

of

Strategic Storage Growth Trust III, INC.

(a Maryland corporation)

with and into

SSGT III MERGER SUB, LLC

(a Maryland limited liability company)

STRATEGIC STORAGE GROWTH TRUST III, INC., a Maryland corporation (the “Merging Entity”), and SSGT III MERGER SUB, LLC, a Maryland limited liability company (the “Surviving Entity”), do hereby certify to the State Department of Assessments and Taxation of Maryland (the “SDAT”) as follows:

FIRST: The Merging Entity and the Surviving Entity agree to merge (the “Merger”) in the manner hereinafter set forth and as contemplated by the Agreement and Plan of Merger dated as of July 14, 2026 by and among Strategic Storage Trust VI, Inc., a Maryland corporation and the sole member of the Surviving Entity (“SST VI”), the Surviving Entity and the Merging Entity (the “Merger Agreement”).

SECOND: The Surviving Entity is the entity to survive the Merger.

THIRD: The Surviving Entity was formed under the laws of the State of Maryland. The Merging Entity is incorporated under the laws of the State of Maryland.

FOURTH: The principal office of the Surviving Entity in the State of Maryland is located in Baltimore City and the principal office of the Merging Entity in the State of Maryland is located in Baltimore City.

FIFTH: The Merging Entity owns no interest in land located in the State of Maryland.

SIXTH: The percentages of membership interest of each class of membership interest of the Surviving Entity and the class of members and the respective percentage of membership interests in each class of membership interest are as follows:

One class of units – 100%.

SEVENTH: The total number of shares of all classes of stock which the Merging Entity has authority to issue is 110,000,000 shares, consisting of 100,000,000 shares of common stock, $0.001 par value per share (“Merging Entity Common Stock”), and 10,000,000 shares of preferred stock, $0.001 par value per share (“Merging Entity Preferred Stock”), of which 100,000 are classified and designated Series A Convertible Preferred Stock, $0.001 par value per share (“Merging Entity Series A Preferred Stock”). The aggregate par value of all shares of all classes having a par value is $110,000.

EIGHTH: At the Effective Time (as defined herein), the Merging Entity shall be merged with and into the Surviving Entity; and, thereupon, the Surviving Entity shall possess any and all purposes and powers of the Merging Entity; and all leases, licenses, property, rights, privileges, and powers of whatever nature and description of the Merging Entity shall be transferred to, vested in, and devolved upon the Surviving Entity, without further act or deed, subject to all of the debts and obligations of the Merging Entity.

a) Effect on Surviving Entity Membership Interests

Each membership interest of the Surviving Entity issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding membership interest of the Surviving Entity.

b) Effect on Merging Entity Shares

Except as provided in the next two sentences, each share of Merging Entity Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into the right to receive one share of Class A Common Stock, $0.001 per share, of SST VI (“SST VI Class A Common Stock”). Each share of Merging Entity Common Stock issued and outstanding and held by SST VI or any wholly owned subsidiary of SST VI or the Merging Entity immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, with no payment made with respect thereto in connection with or as a consequence of the Merger. No fractional shares of SST VI Class A Common Stock less than 1/1,000th of a share shall be issued and, in lieu thereof, such fractional shares a person would otherwise be entitled to receive shall be aggregated and rounded up to the nearest 1/1,000th of a share.

Further, each share of Merging Entity Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into the right to receive one share of Series G Convertible Preferred Stock, $0.001 per share, of SST VI. No other shares of Merging Entity Preferred Stock will be issued and outstanding at the Effective Time.

NINTH: The terms and conditions of the transaction described in these Articles were duly advised, authorized and approved by the Surviving Entity, in the manner and by the vote required by the Maryland Limited Liability Company Act and the articles of organization and operating agreement of the Surviving Entity, as follows:

The sole member and manager of the Surviving Entity, by written consent to such actions signed by the sole member and filed with the proceedings of the members, adopted a resolution approving the transaction described herein, including the Merger Agreement and the Merger, on substantially the terms and conditions described herein.

TENTH: The terms and conditions of the transaction described in these Articles were duly advised, authorized and approved by the Merging Entity, in the manner and by the vote required by the Maryland General Corporation Law and the charter of the Merging Entity, as follows:

a)
The Board of Directors of the Merging Entity, at a meeting duly called and held, adopted a resolution approving the transaction described herein, on substantially the terms and conditions described herein and directing that the Merger be submitted for consideration by the stockholders of the Merging Entity.
b)
The stockholders of the Merging Entity entitled to vote on the Merger, at a meeting duly called and held, approved the transaction described herein as so proposed by the Board of Directors of the Merging Entity.

ELEVENTH: The Merger shall become effective upon at 12:01 p.m., Eastern Time, on November 1, 2026 (the “Effective Time”).

TWELFTH: Each of the undersigned acknowledges these Articles to be the corporate or limited liability company act of the entity on whose behalf he has signed, and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts relating to the entity on whose behalf he has signed are true in all material respects and that this statement is made under the penalties of perjury.

[Signature Page Follows]

IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto this 30th day of October, 2026.

ATTEST: STRATEGIC STORAGE GROWTH TRUST III, INC.

/s/ Nicholas M. Look____________ By: /s/ H. Michael Schwartz_______ (SEAL)

Name: Nicholas M. Look Name: H. Michael Schwartz

Title: Secretary Title: Chief Executive Officer

WITNESS: SSGT III MERGER SUB, LLC

By: Strategic Storage Trust VI, Inc.,

its sole member and authorized signatory

/s/ Nicholas M. Look____________ By: /s/ H. Michael Schwartz_______ (SEAL)

Name: Nicholas M. Look Name: H. Michael Schwartz

Title: Secretary Title: Chief Executive Officer